SCHEDULE 14C

(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934 (Amendment No. 1)

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CORPORATE VISION, INC.

(Name of Registrant as Specified in Its Charter)

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PRELIMINARY COPY

CORPORATE VISION, INC.

3540 E. 31st Street

Suite One

Tulsa, Oklahoma 74135

(918) 749-2400

Notice of Action by Written Consent

of a

Majority of the Outstanding Common Shares

taken on or about August __, 2001

To the Shareholders of Corporate Vision, Inc.:

Notice is hereby given that the holders of a majority of the outstanding shares of Corporate Vision, Inc., an Oklahoma corporation (the "Company"), have acted by written consent to approve the following resolutions:

(1) to ratify and approve an amendment to the Certificate of incorporation to effect a one for three hundred reverse split of the Company's common stock approved by the board of directors on April 13, 1998, and effected on April 17, 1998, and the issuance of one share of common stock for each fractional share resulting from the reverse split.

(2) to approve an amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock, par value $0.01 per share, to 200,000,000 from 50,000,000.

Only shareholders of record at the close of business on July 20, 2001 are being given Notice of the Action by Written Consent. The Company is not soliciting proxies.

By Order of the Board of Directors

/s/ Gary Mays

Chief Executive Officer

WE ARE NOT ASKING YOU FOR A PROXY

AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

CORPORATE VISION, INC.

3540 E. 31st Street

Suite One

Tulsa, Oklahoma 74135

(918) 749-2400

INFORMATION STATEMENT

ACTION BY THE HOLDERS OF A MAJORITY OF SHARES

This Information Statement is furnished to all holders of shares of Corporate Vision, Inc., an Oklahoma corporation (the "Company"), in connection with the action by the holders of a majority of the Company's issued and outstanding shares to ratify and approve (1) an amendment (the "Reverse Split Amendment") to the Company's Certificate of incorporation to effect a one for three hundred reverse split of the Company's common stock effected in 1998, and the issuance of one share of common stock in satisfaction of the Company's obligation to issue fractional shares resulting from the reverse split, and (2) an amendment (the "Increase Amendment") to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock, par value $0.01 per share, to 200,000,000 from 50,000,000. The holders of a majority of the Company's shares acted on or about July 20, 2001. This Information Statement is first being mailed to shareholders on or about August __, 2001.

Only shareholders of record at the close of business on July 20, 2001, are entitled to notice of the action taken. There will be no vote by the shareholders of the Company on the Reverse Split Amendment or the Increase Amendment because both Amendments have already been approved by the written consent of the holders of a majority of the shares of the Company as allowed by Section 1073 of the Oklahoma General Corporation Law. At July 20, 2001, the Company had outstanding 42,064,850 shares, $0.01 par value, each of which was entitled to one vote.

The reasons for the ratification and approval of the Amendments are described in more detail in this Information Statement.

RATIFICATION OF AMENDMENT TO CERTIFICATE OF INCORPORATION

By a resolution dated April 13, 1998, the Company's board of directors approved a resolution to effect a one for three hundred reverse split (the "1998 Reverse Split") of the Company's common stock. The entire text of the 1998 resolution is set forth below:

"Corporate Vision's board of directors also hereby authorize a three hundred (300) for one (1) reverse split of the Company's issued and outstanding stock, and a reduction in its authorized stock effective April 17, 1998. . . . . Corporate Vision, Inc. hereby agrees to reduce the total number of outstanding shares after the reverse to approximately 390,000 shares. The total authorized number of shares will be reduced from 150,000,000 to a total of 50,000,000 authorized."

The 1998 Reverse Split was subsequently implemented by the board of directors on April 17, 1998. A written consent of the majority of shareholders was received to the proposed amendment to the Certificate of Incorporation to reduce the number authorized shares of common stock to 50,000,000 on November 3, 1999, and the amendment was filed on December 3, 1999. However, it appears that the resolution to effect a reverse split was never submitted to the shareholders for a vote or a consent, and never evidenced by an amendment to the Company's Certificate of Incorporation.

The Company has determined that the 1998 Reverse Split may have been defective for the following reasons:

  Section 1077 of the Oklahoma General Corporation Law ("OGCL") provides that an Oklahoma corporation's certificate of incorporation may be amended to effect a combination of outstanding shares. There is no other statutory provision, court ruling or other authority in Oklahoma addressing the procedures for effecting a reverse split. Therefore, the Company has been advised that under Oklahoma law a corporation must effect a reverse split by an amendment to its certificate of incorporation. In this case, there was no amendment filed to the Corporation's Certificate of Incorporation to effect the 1998 Reverse Split.
  Section 1077 of the OGCL also provides that an amendment to an Oklahoma corporation's certificate of incorporation must be approved by a majority of shareholders at an annual or special meeting. Section 1073 of the OGCL provides that any action which can be taken at an annual or special meeting may also be taken by a written consent executed by a majority of the outstanding shares. In this case, a former officer of the Company contends that the reverse split was approved by the written consent of a majority of shareholders; however, the documentation in the Company's corporate book is insufficient to establish that fact. Therefore, there is a possibility that the 1998 Reverse Split was not approved by a majority of shareholders at the time.
  The resolution approving the 1998 Reverse Split does not address the disposition of fractional shares. However, the Company instructed the transfer agent to round up any fractional shares to the nearest whole share. Section 1036 of the OGCL provides three options for dealing with fractional shares issuable pursuant a corporate transaction: (a) arrange for the disposition of the fractional interests; (b) pay in cash the fair value of the fractional interests determined as of the time such interests are issuable; or (c) issue scrip or warrants which entitle the holder to receive a full certificate upon the surrender of scrip or warrants aggregating a full share. The Company did not comply with any of the three alternatives authorized by Section 1036.

The Board of Directors has determined that it is the best interests of the Company to ratify and approve the 1998 Reverse Split by approving the Reverse Split Amendment in order to resolve any legal uncertainty that exists concerning the 1998 Reverse Split. Because of the uncertainty over the validity of the 1998 Reverse Split, the Company has been unable to obtain a legal opinion that the Company's shares are legally and validly issued. As a result, the Company is not able to enter into certain transactions necessary to increase shareholder value.

The Company proposes to ratify the Company's prior issuance of one whole share in lieu of the issuance of fractional shares resulting from the reverse split. However, that method of dealing with fractional shares is not one of the methods explicitly authorized by Section 1036 of the OGCL, and resulted in the issuance of more shares to certain shareholders than they would have been issued under one of the approved methods pursuant to Section 1036 of the OGCL, as well as the issuance of shares for no formal consideration to the Company. In this case, the Company believes that ratification of the issuance of one whole share for each fractional share is in the best interests of the Company. Among the factors considered by the Company are: the number of additional shares issued was de minimus; the Company was in poor financial condition at the time the additional shares were issued, such that the additional shares were de minimus in value; and the legal, accounting, administrative, printing, and delivery costs necessary to comply with one of the three methods of dealing with fractional shares authorized by Section 1036 of the OGCL would greatly exceed the value of the shares at issue.

In the event the Reverse Split Amendment is not approved, the Company believes that the main adverse impact on the Company will be an inability to obtain a legal opinion regarding the validity of newly issued shares. The inability to obtain such an opinion will prevent the Company from issuing shares in transactions registered under the Securities Act of 1933, since current securities regulations require the filing of such a legal opinion with a registration statement. In addition, the inability to obtain such an opinion will prevent the Company from issuing shares in transactions that normally and customarily require the delivery of such a legal opinion to the purchaser. Examples of such transactions include the issuance of shares in private financings, as well as the issuance of shares in acquisitions. The Company has been advised by its legal counsel that it will be able to obtain such an opinion once the Reverse Split Amendment is properly approved by shareholders and filed of record.

In the event the Reverse Split Amendment is not approved, the Company does not believe that the Company will experience any adverse effects other than an inability to obtain a legal opinion regarding the validity of newly issued shares. There is a possibility that, in response to a suit by a shareholder, a court could hold that the 1998 Reverse Split was ineffective, which would cause substantial uncertainty as to number of shares represented by existing share certificates and possibly the validity of some or all outstanding shares. However, the Company believes that it is unlikely that such a lawsuit would be filed based on the amount of time that has passed, the fact it is not clear which shareholders would have standing to raise the issue in court, and the fact that the initiation of such a suit would be adverse to the interests of shareholders and therefore shareholders have no economic incentive to bring such a suit. In addition, the Company believes that there are a number of legal and equitable doctrines that would prevent a court from granting such relief.

The Company proposes to resolve any issues arising out of the manner in which the 1998 Reverse Split was approved and effectuated by submitting the Reverse Split Amendment to a vote of shareholders, and by filing the Reverse Split Amendment with the State of Oklahoma upon approval. The Company has been advised that existing precedent holds that invalid corporate actions may be ratified by the same vote that was required for the corporate action in the first instance, and that after ratification the invalid corporate action will be considered a valid corporate action.

No vote of holders of outstanding shares of the Company, other than those shareholders who have already approved the action, is necessary for approval of the Reverse Split Amendment. It is anticipated that the Reverse Split Amendment will be filed of record on the twenty-first day after this Information Statement is first mailed to shareholders. Shareholders of the Company will have no dissenters' or appraisal rights with respect to the Reverse Split Amendment.

AMENDMENT TO INCREASE AUTHORIZED SHARES

The Company is presently authorized to issue 50,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share, of which 152,889 are issued and outstanding. As a result of the Company's recent acquisition of Southeastern Research and Recovery, Inc., in which the Company issued 22,500,000 shares of common stock, the Company has outstanding 42,064,850 shares of common stock, resulting in less than 8,000,000 shares of authorized but unissued shares of common stock. The Company is currently evaluating other acquisitions that will require the Company to issue additional shares of common stock in excess of the authorized but unissued shares that remain.

The Board of Directors has determined that it is the best interests of the Company to increase the number of authorized shares of common stock by approving the Increase Amendment. In the event the Increase Amendment is not approved, the Company will only be able to issue approximately 8,000,000 additional shares of common stock for new capital or acquisitions, which the Board of Directors believes will severely limit the Company's ability to increase shareholder value. If the number of authorized shares is not increased by the Increase Amendment, the only option available to the Company to increase the number of authorized shares would be to effect a reverse split of the common stock, which the Board of Directors does not believe is in the best interests of the Company's shareholders.

No vote of holders of outstanding shares of the Company, other than those shareholders who have already approved the action, is necessary for approval of the Increase Amendment. It is anticipated that the Increase Amendment will be filed of record on the twenty-first day after this Information Statement is first mailed to shareholders. Shareholders of the Company will have no dissenters' or appraisal rights with respect to the Increase Amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of July 20, 2001, with respect to the beneficial ownership of the Company's Common Stock by (i) all directors of the Company (ii) each executive officer of the Company named in the Summary Compensation Table and (iii) all directors and executive officers of the Company as a group.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Global Eco-Logical Services, Inc. 3 Broad Street Suite 300 Charleston, South Carolina 29401	22,500,000	53.5%
A. Leon Blaser, Ph.D C/o Corporate Vision, Inc. 6130 S. Memorial Dr. Tulsa, Oklahoma 74133	0	0%
Gary Mays C/o Corporate Vision, Inc. 6130 S. Memorial Dr. Tulsa, Oklahoma 74133	0	0%
Cynthia Cox (nonvoting) C/o Corporate Vision, Inc. 6130 S. Memorial Dr. Tulsa, Oklahoma 74133	0	0%
Curtis Swart (nonvoting) C/o Corporate Vision, Inc. 6130 S. Memorial Dr. Tulsa, Oklahoma 74133	115,000	0%
William Tuorto C/o Corporate Vision, Inc. 6130 S. Memorial Dr. Tulsa, Oklahoma 74133	0	0%
Ted Fenn C/o Corporate Vision, Inc. 6130 S. Memorial Dr. Tulsa, Oklahoma 74133	5,000	0%
All Officers and Directors as a Group	120,000	0%

(1) Based upon 42,064,850 common shares issued and outstanding as of July 20, 2001.